Exhibit 4.2

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND THIS NOTE, THE SECURITIES AND ANY INTEREST THEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS, WHICH, IN THE OPINION OF COUNSEL FOR THE LENDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS COMPANY, IS AVAILABLE.

PROMISSORY NOTE

Principal Amount: $50,000 Original Interest Discount: $5,000 Total Note: $55,000	Effective Date: August 9, 2023

FOR VALUE RECEIVED, Resonate Blends, Inc., located at 26565 Agoura Road, Suite 200, Calabasas, CA 91302, (hereinafter referred to as “Borrower”), promises to pay to the order of ___________________________________(hereinafter referred to as “Lender”), the principal sum of $50,000, in lawful money of the United States of America, with interest thereon to be computed on the unpaid principal balance from time to time outstanding at the Applicable Interest Rate (hereinafter defined) (all duties and obligations of Borrower pursuant to this Note are hereinafter referred to as “Debt”).

1. PAYMENT OPTIONS

Borrower shall make payments due under this Promissory Note (“Note”) to Lender at the above captioned address, or such other address as Lender shall designate in writing. Payments will be applied first to accrued interest, then unpaid fees, and then principal. All principal and accrued interest shall be due and payable no later than the date three (3) months from the date of this Note (the “Maturity Date”). All amounts due under this Note shall be payable without setoff, counterclaim or any other deduction whatsoever. The Borrower can payoff this Note early with no prepayment penalties applied.

This Note has a personal guarantee for the full principal amount to Resonate Blends, Inc. by Darshan Vyas, Principal of Pegasus. Resonate Blends, Inc. in return will guarantee the Lender.

If the Lender would rather convert this Note into KOAN common stock in lieu of a complete payoff:

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Conversion into Next Funding Round: The Lender can also choose to receive its payment in common stock of the Borrower. The Note will convert into common stock into the next funding round expected to be priced at $.08 per share issued in a Series Preferred (“Pref”) with a 4% coupon payable until the Pref is converted into common stock. A 2-year cash Warrant with 50% coverage priced at $.25 is also available as part of this conversion. If the note is converted into the proposed financing at $.08, this would equal 1,450,000 prior to any interest accrued from the Pref. If the financing terms are less than $.08, the Lender would also receive the lower price on the note conversion.

2. ORIGINAL INTEREST DISCOUNT (“OID”) & COMMITMENT SHARES

The Lender shall receive an OID of $5,000 immediately at the signing of this Note. The new Note amount will have a $55,000 payoff or the Lender can convert the $55,000 note into the next financing round as outlined in Section 1 of this note.

Commitment Shares: Lender shall receive 112,500 Commitment Shares issued at the signing of this Note for the $50,000 loan.

3. PREPAYMENT

This Note may be prepaid in whole at any time prior to the Maturity Date of this Note with all accrued interest due at the time of prepayment.

4. DEFAULT AND ACCELERATION

A breach under this Note shall constitute an “Event of Default.” So long as an Event of Default exists, Lender may, at its option, without notice or demand to Borrower, declare the Debt immediately due and payable. All remedies hereunder and at law or in equity shall be cumulative. In the event that it should become necessary to employ counsel to collect the Debt or to protect or foreclose the security for the Debt or to defend against any claims asserted by Borrower under this Note, Borrower also agrees to pay to Lender all costs of collection or defense incurred by Lender, including reasonable attorneys’ fees for the services of counsel whether or not suit be brought. During the occurrence of an Event of Default, Borrower shall pay interest on the entire unpaid principal sum at the rate equal to 18% per annum.

5. SAVINGS CLAUSE

This Note is subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance due hereunder at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by applicable law to contract or agree to pay. If by the terms of this Note, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Debt, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of this Note until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained herein, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

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6. WAIVER

Borrower and any endorsers, sureties or guarantors hereof jointly and severally waive presentment and demand for payment, notice of intent to accelerate maturity, notice of acceleration of maturity, protest and notice of protest and non-payment, all applicable exemption rights, valuation and appraisement, notice of demand, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note and the bringing of suit and diligence in taking any action to collect any sums owing hereunder.

7. NOTICES

Any notice or communication required or permitted hereunder shall be made in writing and given by facsimile, certified mail, hand delivery or overnight mail to the address provided herein, unless an alternative address is provided in writing. Each party may change the address or addressee to receive notice from time to time by giving notice in the foregoing manner. The person entitled to notice may waive any notice required under this Agreement in writing. Simultaneous email verification of any notice issued under this Section is requested, but not required. Notices may be given at the addresses set forth in the introductory paragraph unless otherwise provided in writing from one party to the other party.

8. TRANSFER

Lender shall have the right at any time or from time to time to sell or assign this Note and the loan evidenced by this Note. Borrower shall execute, acknowledge and deliver any and all instruments requested by Lender to satisfy such purchasers or participants that the unpaid indebtedness evidenced by this Note is outstanding upon the terms and provisions set out in this Note. To the extent, if any, specified in such assignment or participation, such assignee(s) or participant(s) shall have the rights and benefits with respect to this Note as such assignee(s) or participant(s) would have if they were the Lender hereunder. Borrower may not assign its obligations under this Note without the prior written consent of Lender.

9. APPLICABLE LAW

This Note shall be governed by and construed in accordance with the laws of the State of Nevada (without regard to any conflict of laws or principles) and the applicable laws of the United States of America.

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10. NO ORAL CHANGE

The provisions of this Note may be amended or revised only by an instrument in writing signed by the Borrower and Lender. This Note embodies the final, entire agreement of Borrower and Lender and supersedes any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of Borrower and Lender. There are no oral agreements between Borrower and Lender.

Executed as of the day and year first above written.

LENDER:

By:
Title:

BORROWER:

Resonate Blends, Inc.

By:
Name:	Geoffrey Selzer
Title:	CEO

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